Exhibit 10.1
SCIENTIFIC GAMES
July 30, 2018
Daniel O’Quinn
1215 Crestcove Drive
Rockwall, TX 75087
Dear Daniel,
Congratulations, we are pleased to extend you an offer of employment with Phantom EFX, LLC (the “Company”) in the role of Director, Accounting in the Social Gaming Division located in Austin, TX reporting to the VP Finance.
Your start date will be August 20, 2018 or such other date as is mutually agreed between you and the Company (the “Commencement Date”)”.
COMPENSATION
In this full-time position, your base compensation will be $6,538.46 bi-weekly which is equivalent to an annualized salary of $170,000. Your compensation will be paid in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law. This position is an exempt position and is not eligible for overtime compensation.
BENEFITS — FULL TIME EMPLOYEE
You will be eligible to enroll in medical, dental and vision coverage for you and your dependents on your date of hire, if you are scheduled to work 30 hours or more per week. You will receive 2x your base salary in Company paid life insurance, Company paid short term disability insurance and a core long-term disability plan equal to 50% of your base salary at no cost to you. Voluntary life insurance coverage is available for you, your spouse and children. The Company offers a generous 401(k) Plan package that is available after 45 days of employment. Additionally, you are eligible for paid time off and company holidays pursuant to company policy. More details on the Company’s benefit plans will be provided during your new hire orientation. The Company reserves the right to eliminate or modify any of its benefits at any time.
INCENTIVE PLAN COMPENSATION
You are eligible to participate in the annual incentive compensation plan in amounts determined by the Compensation Committee of the Board of Directors of Scientific Games Corporation (the “Committee”). For your job level, your target incentive compensation is 20% of your annual base salary. Participation will commence in the current year if your initial date of employment is on or before September 30; otherwise your participation will commence as of January 1 of the year following your initial date of employment. Your bonus will be pro-rated based on the start date of your employment. Payments will solely depend on financial performance criteria established by the Committee, subject to modification based on considerations such as individual performance, and are pursuant to the terms and conditions of the annual incentive plan which is reviewed annually by the Committee.

August 1, 2018
RELOCATION
To assist with your relocation needs, you will be provided with $6,000 relocation assistance. We also encourage you to consult with your tax adviser on tax consideration related to relocation. You agree that if you voluntarily leave your employment with the Company within twelve (12) months of your Commencement Date, you will repay the Company the full amount of this relocation assistance within ten (10) days of your last day with the Company.
EMPLOYMENT-AT-WILL
The scope of this letter is to outline our offer of employment and is not to be perceived as an employment contract. Your employment with the Company will be “at will,” meaning that the terms of employment, including, but not limited to, termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed at any time, and either you or the Company may terminate your employment at any time and for any reason, with or without notice and with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of employment may only be changed in an express written agreement signed by you and the CEO or Chief Human Resources Officer of Scientific Games Corporation . No supervisor, manager, or representative of Scientific Games Corporation, or any of its subsidiaries, other than the CEO or Chief Human Resources Officer has any authority to alter the “at will” relationship or enter into an express or implied agreement on any other basis. This offer of employment incorporates the complete understanding of the parties and supersedes all other explicit and/or implicit, expressed or implied agreements/promises conveyed regarding this employment relationship.
CONDITIONS OF EMPLOYMENT AND OTHER INFORMATION
This offer of employment is contingent on the successful completion of a check of employment references, a background investigation, and a drug test. The results of these screens must be satisfactory to the Company. Should the results not be satisfactory to the Company, the employment offer may be rescinded in the Company’s sole discretion.
For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us on or before the 3rd business day of your employment, or our employment relationship with you may be terminated.
The Company is subject to the laws, rules and regulations of various governmental bodies in the gaming field. In your position, you may be required to submit to background (“suitability”) and licensing investigations conducted by multiple governmental agencies. By accepting this offer of employment you agree to fully cooperate with both the Company and gaming regulators by furnishing all relevant and material information, including personally identifiable information, and documentation during the regulatory process. In the event that you are found non-suitable or are denied a license, or the investigation reveals any unsuitable and/or negative information or findings, your employment may be terminated. By signing below, you are agreeing to cooperate with and conform to all regulatory requests for information in the required timeframe and understand that any omissions can result in disciplinary action, up to and including termination.
This employment offer is contingent upon your qualifying (and remaining qualified) under any suitability or licensing requirements to which you may be subject to by reason of your position with the Company.

August 1, 2018
In addition, this offer is contingent upon your agreement, in writing prior to or on your Commencement Date, to comply fully with the Employee Intellectual Material, Secrecy & Non-Solicitation Agreement and the Code of Business Conduct as enclosed.
Finally, by signing the acknowledgement below, you affirm that you are aware of no agreements or arrangements with any individual or entity which would prohibit you from entering into an employment relationship with the Company and commencing employment in the above-described position.
This letter contains the Company’s entire offer of employment and no other terms or conditions are a part of this offer.
We anticipate this offer is agreeable and trust your employment with the Company will be a mutually beneficial relationship. Please acknowledge your acceptance of the offer by signing below and returning this letter to Human Resources. We look forward to you joining the team soon.
Sincerely,
Kimber Dall
Phantom EFX, LLC
Director Human Resources

August 1, 2018
I have reviewed this offer letter, understand the contents of this offer letter and affirm that I am aware of no agreements or arrangements with any individual or entity which would prohibit me from entering into an employment relationship with the Company and commencing employment in the above-described position.
ACCEPTED AND AGREED TO this 1st day of August 2018.
By:    /s/ Daniel O’Quinn
    Daniel O’Quinn

SCIENTIFIC GAMES
Relocation Reimbursement Agreement
1.    I, Daniel O’Quinn, acknowledge that I am relocating in connection with my employment with Scientific Games and Scientific Games is contributing to the cost of such relocation.
2.    I acknowledge that I shall not be obligated to reimburse Scientific Games for any amounts it contributes to my relocation if I remain employed by Scientific Games for a period of twelve (12) months from my start date at the new location. If, however, (1) my employment is terminated for “Cause” by Scientific Games or if I separate from Scientific Games voluntarily prior to the completion of twelve (12) months of employment at my new location, or (2) I fail to complete my relocation and begin employment at the new location, all amounts paid by Scientific Games to me, or to third parties on my behalf, under the provisions of this Relocation Reimbursement Agreement (the “Agreement”) shall become due and I agree that I will immediately repay Scientific Games such amounts. If Scientific Games terminates my employment without Cause, I will not be obligated to reimburse Scientific Games for amounts paid under the provisions of the Agreement.
3.    For the purposes of this Agreement, “Cause” means: (i) gross neglect of job duties; (ii) willful misconduct; (iii) material violation of the Scientific Games Code of Business Conduct or other Scientific Games policy; (iv) failure to obtain or maintain any licenses needed to perform my job; or (v) any other willful or grossly negligent conduct that would make continued employment materially prejudicial to the best interests of Scientific Games.
4.    If I am subject to a repayment obligation under Section 2, I hereby consent to Scientific Games withholding a total amount equal to the amounts Scientific Games paid to me in connection with my relocation and that Scientific Games paid to third parties on my behalf as part of my relocation, from any amounts owed to me by Scientific Games, including my regular wages, bonus (if any), final paycheck, or any accrued but unused paid time off balance as of my termination. I agree if Scientific Games is not able to withhold the full amount from the final amounts owed to me, I will immediately pay back the remaining portion owed to Scientific Games.

August 1, 2018	/s/ Daniel O’Quinn
Date	Signature

Daniel O’Quinn
Employee ID Number	Print Name